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                                SAP THAILAND LTD
               R/3 SOFTWARE INDIVIDUAL END-USER LICENSE AGREEMENT
                                  ("Agreement")




     This Agreement is made effective this 16th day of September, 1998, by and between SAP SYSTEMS, APPLICATIONS AND PRODUCTS IN DATA PROCESSING (THAILAND) LTD, a Thailand corporation, with offices at 9th Floor Liberty Square Building, 287 Silom Road, Bangrak, Bangkok 10500, Thailand ("SAP"), and KING POWER DUTY FREE Co. LTD., a Thailand corporation, with offices at 26th - 27th Floor, 989 Siam Tower, Rama 1 Road, Pathumwan, Bangkok 10330, Thailand ("Licensee').



                                     RECITAL

     WHEREAS, SAP desires to grant to Licensee and Licensee desires to accept from SAP, a license to Use (as defined herein) SAP's proprietary R/3 Software (as defined herein) upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, SAP and Licensee agree as follows:

1.   DEFINITIONS

1.1   "ABAP/4  Development   Workbench  Users   ("D/W   Users")"   means   those
individuals authorized to log on to the Software to use the ABAP/4 Development Workbench tools. Each D/W User must also be licensed as a Basis/Workflow User.

1.2 "Basis/Workflow Users" means those individuals authorized to access the licensed Software solely for the purpose of executing the following transactions: (i) document management, including optical archiving; (ii) workflow organizational management; (iii) monitoring and administration of the Software; (iv) creating lDocs; (v) initializing workflows; (vi) all Enterprise Office/HR User transactions solely for such individual's own purposes; and (vii) in the event Human Resources functionality is licensed, all transactions contained in such Human Resources functionality.

1.3 "Business Third Party" means any third party that requires access to the Software in connection with the operation of Licensee's business including, but not limited to, customers, distributors and suppliers.

1.4   "Correction   Level"  means  an  update  to,  correction  of,  or  further developmental work in the Software as between Versions and is identified by the letter following the Version identifier (e.g., 2. 1 (a)).

1.5 "Designated Unit" means each individual computer located at a Designated Site in which the Software System is installed. Each Designated Unit must be approved by SAP as compatible with the Software System and must be identified as specified in Appendices hereto.

1.6 "Designated Site" means those facilities of Licensee located in the Territory in which one or more Designated Units are located and which are identified in Appendices to this Agreement.


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1.7   "Documentation"  means   SAP  AG's standard  documentation,  in  human- or
machinereadable format, in any medium, which is delivered to Licensee under this Agreement, including SAP AG's standard manuals, program listings, data models, flow charts, logic diagrams, input and output forms, functional specifications and instructions, and complete or partial copies of the foregoing.

1.8 "Enterprise Office/HR Users" means those individuals authorized to access the licensed Software solely for the purpose of executing the following transactions: (i) employee records maintenance; (ii) employee time and attendance entry; (iii) employee travel and expense report filing; (iv) employee directory; (v) employee training registration; (vi) employee opportunity inquiry and response; (vii) calendar functions; (viii) employee specific purchase requisition; and (ix) e-mail. Each Enterprise Office/HR User may execute the above transactions solely for such individual's own purposes and may not execute transactions for or on behalf of other individuals.

1.9 "Extension" means an addition to the software which does not require a Modification.

1.10 "Information User" means those individuals who by password allocation are authorized to log on to the Software solely to "read only" Software transactions for internal information purposes and are not authorized to input data, write data, or execute Software transactions. Each Information User must also be licensed as a Basis/Workflow User.

1.11 "Modification" means a change to the Software which changes the source code.

1.12 "Operational User" means those individuals who by password allocation are authorized to log on to the Software and execute Software transactions. Each Operational User must also be licensed as a Basis/Workflow User.

1.13 "Non-Productive Use" means Use of the Software solely for Licensee's internal training, testing or developmental work.

1.14 "Productive Use" means Use of the Software solely to operate Licensee's business, including Electronic Data Interchange transactions.

1.15 "Program Concepts" means the concepts, techniques, ideas and know-how embodied and expressed in any computer programs or modules included in the Software, including the structure, sequence and organization of such programs or modules.

1.16 "Proprietary Information" means: (i) with respect to SAP & SAP AG: the Software and Documentation and any complete or partial copies thereof, the Program Concepts, Third-Party Database, any other third-party software licensed with or as part of the Software, benchmark results; and (ii) information reasonably identifiable as confidential and proprietary information of SAP or Licensee or their licensors excluding, any part of the SAP or Licensee Proprietary Information which: (a) is or becomes publicly available through no act or failure of the other party; or (b) was or is rightfully acquired by the other party from a source other than the disclosing party prior to receipt from the disclosing party; or (c) be comes independently available to the other party as a matter of right.

1.17 "Release" means each issuance of the Software, excluding third party software, identified by the numeral to the left of the decimal point (e.g., 3.0).

1.18 "Requisition and Confirmation Users" ("R/C Users") means those individuals authorized to access the licensed Software solely for the purpose of
submitting  purchase   requisitions  or  entering  production  order  completion
confirmations. Each R/C User must also be licensed as a Basis/Workflow User.



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1.19  "SAP AG" means SAP Aktiengesellschaft, a German corporation, with  offices located in Walldorf, Germany.

1.20 "Session Users" means (i) that number of individuals, other than employees of Licensee, or identifiable employees of Business Third Parties, licensed to simultaneously execute sessions on an internet server or Third Party Front-End interfaced to the Software or; (ii) that number of devices authorized to simultaneously execute sessions on an internet server or Third Party Front-End interfaced to the Software.

1.21 "Software" means: (i) all software specified in agreed upon Appendices hereto, developed by or licensed to SAP or SAP AG and delivered to Licensee hereunder; (ii) any Releases, Versions, or Correction Levels of the Software as contemplated by this Agreement, and (iii) any complete or partial copies or replacements of any of the foregoing.

1.22 "Territory" means Thailand and any additional countries as agreed upon in advance in writing by the parties.

1.23 "Third-Party Front-End" means any Licensee or third party software and/or device interfaced to the Software.

1.24 "Third-Party Database" means a third-party proprietary database software licensed through SAP to Licensee, or by a Third-Party Database vendor directly to Licensee. as provided in Section 2.5.

1.25 "Use" means to load, execute, employ, utilize, store, or display the Software.

1.26 "Users" means any combination of Operational Users, Information Users, Development Workbench Users, Basis/Workflow Users, Enterprise Office/HR Users or Session Users licensed under this Agreement. Users may also be referred to as "Named Users".

1.27 "Version" means each issuance of each Release of the Software, excluding third party software, identified by the numeral to the right of the decimal point (e.g., 3.1).



2.    LICENSE GRANT.

2.1   Grant of License.

     (a) Subject to this Agreement, SAP grants and Licensee accepts a non-exclusive license to Use the Software, Documentation, other SAP Proprietary Information and Third-Party Database provided by SAP to Licensee, at specified site(s) within the Territory for Productive and NonProductive Uses. This license does not permit Licensee to: (i) Use the Software and Third-Party Database for a service bureau application; or (ii) sublicense, or rent the Software System.

     (b) Licensee agrees to install the Software and Third-Party Database only on Designated Unit(s), intranet server(s), internet server(s) or Third-Party Front-End(s) as identified by Licensee pursuant to this Agreement. Designated Units must have been previously approved by SAP in writing or otherwise officially made known to the public as appropriate for Use or interoperation with the Software. The maximum number of Users licensed to access the Software, and Third-party Database, shall be specified in Appendices to this Agreement. Licensee shall promptly provide written notice to SAP if the number of Users exceeds such maximum number.

     (c) Licensee may transfer the Software and Third-Party Database from one Designated Unit to another at no additional license fee, and shall provide written notice to SAP within five business days of such installation. Licensee shall be responsible for the cost of any migration tools, Third-Party Database
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Designated Unit. The Software and Third-Party  Database must be promptly deleted in their entirety from the Designated Unit no longer in use and from each back-up copy for that Designated Unit.

2.2   Authorization  of   Business  Third  Parties  to  Access   the   Software.
Business Third Parties may have access to the Software provided: (i) each Business Third Party shall execute a nondisclosure agreement pursuant to Section
6.2 herein; (ii) all Business Third Parties accessing the Software shall be licensed as Users; (ii) Business Third Parties are expressly limited to screen access to the Software; (iv) in no circumstances may Business Third Parties have access to Software source code; (v) in no circumstances shall Business Third Parties Use the Software to operate or manage the business of such Business Third Parties (vi) such Use shall be subject to the following: (A) Licensee accepts responsibility for the acts or omissions of such Business Third Parties as if they were Licensee's acts or omissions; (B) Licensee shall indemnify SAP & SAP AG against losses or damages suffered by SAP or SAP AG arising from breach of this Agreement by any such Business Third Party as if effected by Licensee.

2.3 Audit Right. During normal business hours and at any time during which the Software, Documentation, Third-Party Database, or other SAP Proprietary Information are being utilized, SAP, or its authorized representative or licensors, shall have the right upon reasonable advance notice, to audit and inspect Licensee's utilization of such items, in order to verify compliance with the terms of this Agreement. If Proprietary Information is given to Business Third Parties pursuant to this Agreement, Licensee shall secure the right for SAP to audit such Business Third Party as specified in this Section.

2.4   Archival Copy: Restriction on Copies: Legends to be Reproduced.

     (a) Licensee may make one copy of the Software for archival purposes and such number of backup copies of the Software as are consistent with Licensee's normal periodic backup procedures. Licensee shall maintain a log of the number and location of all originals and copies of the Software.

     (b) Licensee shall include SAP's, SAP AG's and their licensors' copyright, trademark, service mark, and other proprietary notices on any complete or partial copies of the Software, Documentation, Third-Party Database, or SAP Proprietary Information in the same form and location as the notice appears on the original work. The inclusion of a copyright notice on any portion of the Software, Documentation, Third-Party Database, or SAP Proprietary Information shall not cause or be construed to cause it to be a published work.

2.5 Runtime License for Application Database. The Software requires a Third-Party Database which may be licensed through SAP ("Runtime License") or directly as a full license ("Full License") from a third-party database licensor approved by SAP. In the event Licensee obtains a Full License directly from a third-party database licensor, the license grant in this Section 2. shall be restricted to such extent required to implement those restrictions imposed on Licensee directly by such third-party database licensor. This Agreement shall terminate automatically if, for any reason: (i) Licensee fails to obtain or maintain a Runtime License or Full License; or (ii) Licensee's Runtime License or Full License terminates prior to the termination of this Agreement. SAP makes no representations or warranties as to the Third-Party Database or its operation.

3.   DELIVERY AND INSTALLATION.

3.1  Delivery.  The licensed Software in  machine-readable  format,  and the
Documentation,   shall  be  delivered  as   specified   in   Appendices   hereto
("Delivery"). Licensee shall be responsible for installation of the Software.

4.   PRICE AND PAYMENT.

4.1 License Fees. In consideration of the license granted hereunder, Licensee shall pay to SAP license fees for the Software as set forth in Appendices hereto ("License Fees"). The amount of License Fees shall be calculated based on the total number of Users and Software licensed, and



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the payment terms for such License Fees shall be specified in Appendices hereto.
- Fees for Maintenance Service ("Maintenance Fees") shall be paid as set forth in Section 7.3.

4.2 Taxes. License and Maintenance Fees and other charges described in this Agreement and its Appendices, or in SAP's most recent List of Prices and Conditions, do not include federal, state, or local sales, goods and service, use, property, excise, service, stamp duty or other taxes now or hereafter levied, all of which shall be for Licensee's account. Any taxes or amounts in lieu thereof paid or payable by SAP in respect of any such taxes on such fees or charges (excepting only taxes on net income) shall be for Licensee's account and remitted by Licensee directly to the applicable tax authorities.

5.   TERM AND TERMINATION.

5.1 Term. This Agreement and the license granted hereunder shall become effective upon execution by both parties and shall continue in effect thereafter unless terminated under Section 5.2.

5.2 Termination. This Agreement and the license granted hereunder shall terminate upon the earliest to occur of the following: (i) thirty days after Licensee gives SAP written notice of Licensee's desire to terminate this Agreement, for any reason, but only after payment of all License and Maintenance Fees then due and owing; (ii) thirty days after SAP gives Licensee notice of Licensee's material breach of any provision of the Agreement (other than Licensee's breach of its obligations under Sections 6 or 12, which breach shall result in immediate termination), including more than thirty days delinquency in Licensee's payment of any money due hereunder, unless Licensee has cured such breach during such thirty day period; (ii) immediately if any of the following events, which exist as to Licensee, remain uncured for more than sixty days: (A) entry of an order for relief under applicable bankruptcy laws; (B) the making of a general assignment for the benefit of creditors; (C) the appointment of a general receiver or trustee in bankruptcy of Licensee's business or property; or
(D) action under any applicable insolvency or similar law in effect in the Territory for the purpose of bankruptcy, reorganization, or liquidation, unless within the specified sixty-day period, Licensee, its receiver, or its trustee in bankruptcy provides to SAP adequate written assurances, reasonably acceptable to SAP, of Licensee's continuing ability and willingness to fulfill all its obligations under this Agreement.

5.3   Effect of Termination. Upon any termination of this Agreement: Sections
6, 8.4, 9, 10, 11, 13.7, 13.8 and 13.9 shall survive such termination; Licensee's rights under Section 2 shall immediately cease; and SAP and Licensee each shall perform promptly its obligations under Section 6.3.

5.4 No Refund. In the event of any termination hereunder, Licensee shall not be entitled to any refund of any payments made by Licensee.

6.   PROPRIETARY RIGHTS.

6.1  SAP Proprietary  Information.

     (a) Licensee acknowledges that ownership of and title in and to all intellectual property rights, including patent, trademark, service mark, copyright, and trade secret rights, in the SAP Proprietary Information are and shall remain in SAP, SAP AG and their respective licensors. Licensee acquires only the right to use the Software System under the terms and conditions of this Agreement and does not acquire any ownership rights or title in or to the SAP Proprietary Information and that of SAP's and SAP AG's respective licensors.





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     (b) Licensee  shall not copy,  translate,  disassemble,  or decompile,  nor create or attempt to create, by reverse engineering or otherwise, the source code from the object code of the Software or use it to create derivative works, unless authorized in writing by SAP. In the event source code is provided to Licensee, SAP, in its sole discretion, reserves the right to delete, or to require the deletion of, such source code and all copies thereof in Licensee's possession or control whenever a future Release, Version, or Correction Level provides for like functionality in an object code format. Other than as specified herein, any tools licensed with or included in the Software may not be copied, in whole or in part, without the express written consent of SAP.

     (c) Licensee shall not remove any proprietary, copyright, trademark, or service mark legend from any SAP Proprietary Information.

     (d) All Modifications and Extensions to the Software and Documentation shall be considered part of the Software and Documentation for purposes of this
Section 6.

6.2   Protection  of  Proprietary  Information.  In order  to protect the rights of SAP and its licensors and Licensee in their respective Proprietary Information, SAP and Licensee acknowledges that any disclosure to third parties of the other's Proprietary Information may cause irreparable and immediate harm to the owner of the disclosed Proprietary Information from disclosure to third parties as with its own proprietary and confidential information. Neither party shall, without the other party's prior written consent, disclose, provide, or make available any of the Proprietary Information of the other party in any form to any person, except to its bona fide employees, officers, directors or third parties whose access is necessary to enable such party to exercise its rights hereunder. Each party agrees that prior to disclosing any Proprietary Information of the other party to any third party, including identifiable Business Third Parties, it will obtain from that third party a written acknowledgment that such third party will be bound by the same terms as specified in this Section 6 with respect to the Proprietary Information and naming SAP as a third party beneficiary.

6.3 Duties Upon Termination. Upon any termination hereunder, Licensee shall immediately cease Use of the Software System and shall irretrievably delete and/or remove such items from all computer hardware and storage media. Within thirty days after any termination, Licensee shall deliver to SAP at Licensee's expense (adequately packaged and insured for safe delivery) or, at SAP's request destroy ail copies of the SAP Proprietary Information in every form. Licensee further agrees to erase the Software System from any storage media. Licensee agrees that an officer of Licensee's organization with the express authority to make such a representation shall certify in writing to SAP that it has performed the foregoing. Within thirty days after any termination, SAP shall return the Licensee Proprietary Information to Licensee.

6.4  Modifications and Extensions.

     (a) Licensee may make Modifications and Extensions to the Software, other than third party software, for Use on the Designated Unit(s) under the terms set forth in this Section 6.4. Licensee shall register all Modifications to the Software with SAP prior to making such Modifications. Licensee agrees to insert in all copies of the Software as modified all copyright, trade secret, or other notices thereon or therein as SAP may from time to time direct.

     (b) In the event Licensee without SAP's participation develops any Extension or Modification (hereinafter referred to as "Licensee Extension" or "Licensee Modification") to the Software, Licensee shall have all rights, title and interest in such Licensee Extension or Licensee Modification subject to SAP's rights in the Software. Licensee agrees to offer SAP the first right to negotiate a license to or assignment of such Licensee Modification or Licensee Extension and the parties agree to negotiate such rights in good faith. Licensee agrees that prior to SAP's exercise or waiver of its first right to negotiate, such Licensee Modification or Licensee Extension will be used solely in
connection  with  Licensee  business's   operations,   and  that  such  Licensee
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Licensee  Extension  will  not  be  marketed,  licensed  or  sublicensed,  sold, assigned, or otherwise transferred or made available to any third party or other entity.

     (c) In the event SAP develops either independently, or jointly with Licensee, any Extension or Modification to the licensed Software, such Extension or Modification will be the exclusive property of SAP and SAP AG, and Licensee will not grant, either expressly or impliedly, any rights, title, interest, or licenses to such Modifications or Extensions to any third party. Licensee shall be entitled to Use such Modifications or Extensions developed for or with Licensee on the Designated Unit(s) at the Designated Site(s) under the terms set forth in this Agreement. Licensee agrees to assign all right, title and interest in and to jointly developed Modifications and Extensions to SAP. Licensee agrees to execute, acknowledge and deliver to SAP all documents and do all things necessary, at SAP's expense, to enable SAP to obtain and secure such Modifications or Extensions throughout the world. Licensee agrees to secure the necessary rights and obligations from relevant employees, or third parties in order to satisfy the above obligations.

     (d) The parties hereto agree that the granting of any rights, title, or interest to Licensee in any Extension or Modification (including Licensee Extensions and Licensee Modifications) shall not be construed by the parties hereto, or any court of law or equity, or any arbitration panel to mean that SAP has granted or given up any rights, title, or interest in or to the SAP Proprietary Information or any part thereof.

     (e) Licensee agrees not to take any action that would limit SAP's independent development, sale, assignment, licensing, or use of its own Software or Modifications or Extensions thereto.

7.   MAINTENANCE.

7.1   Maintenance Services.

              Upon Delivery, but only to such degree as SAP makes such services generally available in the Territory, Licensee may request and SAP shall provide, Maintenance Service ("Maintenance Services") from SAP with respect to the Software. Maintenance Service by SAP includes the delivery of Releases and Versions, support via telephone, remote correction of defects, remote support/update, SAP's On-line Software Services, and, if separately purchased at fees and terms to be agreed upon, SAP's EarlyWatch Services. Maintenance does not include the adaptation of any Modifications or Extensions developed by or for Licensee to new Releases or Versions. In order to receive Maintenance Service hereunder, Licensee must make all required remote support and update connections to each Designated Unit, at its expense, as requested by SAP. Maintenance will only be offered for the most recent Release and the Release immediately prior thereto. If, at Licensee's request, SAP corrects a defect of any unsupported Release, SAP may request, and Licensee shall pay, additional charges.

7.2 Other Services. All other services not referred to in this Section 7 shall be agreed upon separately and shall be subject to additional charges.

7.3 Payment of Maintenance Fees. Unless otherwise specified in Appendices hereto, Maintenance Fees shall be paid annually in advance in an amount calculated as the then current percentage factor multiplied by the then current list price of the Software licensed hereunder.

7.4 Termination of Maintenance Services. Maintenance Services may be terminated by either party in writing at any time upon three months prior written notice. In the event of termination of Maintenance by SAP under this Section, Licensee shall be entitled to a pro-rata refund of prepaid Maintenance fees.

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8.   PERFORMANCE WARRANTY.

8.1 Warranty Period; Warranty. SAP warrants that the Software will substantially conform to the functional specifications contained in the Documentation for six months following Delivery ("Warranty Period") when used without material alteration on the Designated Unit(s). SAP's warranty is subject to Licensee providing SAP or SAP AG necessary access, including remote access, to the Software. Licensee shall provide SAP with sufficient test time and support on Licensee's Designated Unit(s) to rectify such defect.

8.2 SAP's Obligation to Correct or Replace Defects. Should any component of the Software fail to meet the Warranty standard stated above, SAP's sole obligation shall be, at SAP's option, to bring the performance of the Software into substantial compliance with the functional specifications or to replace the defective component.

8.3  Scope of Warranty.

     (a) The warranty set forth in this Section 8 shall not apply: (i) if the Software is not used in accordance with the Documentation; or (ii) to any Extensions or Modifications; or (iii) if the defect is caused by a Modification or Extension; or (iv) if the Software is not installed on a Designated Unit or other authorized platform; or (v) to the extent that the defect is caused by or is contributed to by Licensee; or (vi) if Licensee does not provide access, including remote access, to the Software as required under Section 8.1; or (vii) if the defect is caused by a Third-Party Database malfunction.

     (b) SAP does not warrant that the Software will operate uninterrupted or that it will be free from minor defects or errors which do not materially affect such performance or that the applications contained in the Software are designed to meet all of Licensee's business requirements.

8.4   Express  Disclaimer.  SAP  DISCLAIMS  ALL OTHER  WARRANTIES  EXPRESS OR
IMPLIED,   INCLUDING,    WITHOUT   LIMITATION,   ANY   IMPLIED   WARRANTIES   OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE EXCEPT TO THE EXTENT THAT ANY WARRANTIES IMPLIED BY LAW CANNOT BE VALIDLY WAIVED.

9.   LIMITATION OF LIABILITY.

9.1   Licensee's  Remedies.  Subject  to  the  limited  warranty  set  forth  in
Section 8, Licensee's sole and exclusive remedies for any damages or loss in any way connected with the Software or services furnished by SAP and its licensors, whether due to SAP's negligence or breach of any other duty, shall be, at SAP's option, (i) replacement of the Software or performance of services or (ii) return or credit of an appropriate portion of any payment made or to be made by Licensee with respect to the applicable portion of the Software or services. The foregoing limitation of liability does not apply to (i) infringement of the property rights referred to in Section 10 which shall be limited to the aggregate payments actually made by Licensee to SAP under this Agreement, and if there should be more than one claim of infringement, the amount payable under such indemnity in respect of each claim shall be divided pro rata; (ii) personal injury or death caused solely by the gross negligence or willful misconduct of SAP; or (iii) tangible property damage up to the amount by which such damage is paid by SAP's liability insurance.

9.2 SAP Not Responsible. SAP will not be responsible under this Agreement for (i) any alteration of the Software to fit the particular requirements of Licensee; or (ii) the correction of any defects resulting from Modifications or Extensions; or as a result of misuse of the Software by Licensee (iii) preparation or conversion of data into the form required for use with the Software or (iv) ensuring the security of Licensee's networked installation of the Software. THE SOFTWARE IS NOT SPECIFICALLY DEVELOPED OR LICENSED HEREUNDER FOR USE IN ANY DIRECT AND ACTIVE OPERATIONS OF ANY EQUIPMENT IN ANY NUCLEAR, AVIATION, MASS TRANSIT, OR MEDICAL APPLICATIONS, OR IN ANY OTHER INHERENTLY DANGEROUS APPLICATIONS. THE




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PARTIES  HERETO  AGREE THAT USE OF THE  SOFTWARE  AND  THIRD-PARTY  SOFTWARE FOR
FINANCIAL APPLICATION PURPOSES OR SUCH OTHER ADMINISTRATIVE PURPOSES SHALL NOT BE DEEMED INHERENTLY DANGEROUS APPLICATIONS IF SUCH USE DOES NOT AFFECT THE OPERATIONS OR MAINTENANCE OF SUCH EQUIPMENT. SAP, SAP AG AND THEIR LICENSORS SHALL NOT BE LIABLE FOR ANY CLAIMS OR DAMAGES ARISING FROM INHERENTLY DANGEROUS USE OF THE SOFTWARE AND/OR THIRD-PARTY SOFTWARE LICENSED HEREUNDER.

9.3 Exclusion of Damages. ANYTHING TO THE CONTRARY HEREIN NOTWITHSTANDING, UNDER NO CIRCUMSTANCES SHALL SAP, SAP AG AND THEIR LICENSORS BE LIABLE TO LICENSEE OR ANY OTHER PERSON OR ENTITY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOSS OF GOODWILL OR BUSINESS PROFITS, WORK STOPPAGE, DATA LOSS, COMPUTER FAILURE OR MALFUNCTION, ANY AND ALL OTHER COMMERCIAL DAMAGES OR LOSS, OR EXEMPLARY OR PUNITIVE DAMAGES.

9.4 Severability of Actions. IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT EACH AND EVERY PROVISION OF THIS AGREEMENT WHICH PROVIDES FOR A LIMITATION OF LIABILITY, DISCLAIMER OF WARRANTIES OR EXCLUSION OF DAMAGES, IS INTENDED BY THE PARTIES TO BE SEVERABLE AND INDEPENDENT OF ANY OTHER PROVISION AND TO BE ENFORCED AS SUCH.

9.5 Professional Advice. LICENSEE ACKNOWLEDGES THAT THE SOFTWARE IS LICENSED WITH THE UNDERSTANDING THAT SAP AND THEIR LICENSORS ARE NOT ENGAGED IN THE BUSINESS OF RENDERING LEGAL, TAX, OR OTHER PROFESSIONAL SERVICES AND THAT THE SOFTWARE IS NOT INTENDED TO PROVIDE LEGAL, TAX, OR OTHER EXPERT ADVICE, OR BE A SUBSTITUTE FOR A LAWYER, ACCOUNTANT, OR OTHER PROFESSIONAL. IF LEGAL OR TAX ADVICE OR OTHER EXPERT ASSISTANCE IS NEEDED, THE SERVICES OF A COMPETENT ATTORNEY, ACCOUNTANT, OR OTHER PROFESSIONAL LICENSED TO PRACTICE IN THE APPLICABLE JURISDICTION SHOULD BE SOUGHT. LICENSEE ACKNOWLEDGES AND AGREES THAT ALL DECISIONS MADE WITH THE ASSISTANCE OR USE OF THE SOFTWARE WILL BE EXCLUSIVELY THE RESPONSIBILITY OF THE LICENSEE.


10.  INDEMNIFICATION.

10.1 SAP Representation. SAP represents that SAP AG and its licensors own the Proprietary Information licensed by SAP hereunder, including all intellectual property rights therein, and that SAP has all rights from SAP AG and its licensors necessary to license, in accordance with the terms of this Agreement, such Proprietary Information to Licensee.

10.2 No Representation Regarding Combination Use. SAP makes no representation with respect to the possibility of infringement by Combination Use of the Software. The parties agree that SAP has no duty to investigate nor to warn Licensee of any such possibility. As used herein, "Combination Use" means Use of the Software in combination or conjunction with any of the following unless such Use is prescribed in the Documentation: (i) any software other than the Software (including any Licensee Extension or Licensee Modification); (ii) any apparatus other than a Designated Unit; and/or (iii) any activities of Licensee not licensed under this Agreement.

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10.3  Indemnification of Licensee.
     Subject to Section 9.2 and 10.2, SAP shall indemnify Licensee against all claims, liabilities and costs, including reasonable attorneys' fees, solicitors' fees and clients' costs, up to the maximum amount described in Section 9.1, reasonably incurred in the defense of any claim brought against Licensee in the Territory by third parties alleging that Licensee's Use of the Software System infringes or misappropriates: (i) any patent of which SAP is aware, or (ii) a copyright, or (iii) trade secret rights; provided that Licensee promptly notifies SAP in writing of any such claim and SAP is permitted to control fully the defense and any settlement of such claim. Licensee shall cooperate fully in the defense of such claim and may appear, at its own expense through counsel reasonably acceptable to SAP. SAP may, in its sole discretion, settle any such claim on a basis requiring SAP to substitute for the Software System alternative substantially equivalent non-infringing programs and supporting documentation.

10.4 Indemnification of SAP and SAP AG. Licensee shall indemnify SAP, SAP AG and their licensors against all third party claims, liabilities, and costs, including reasonable attorneys' fees, solicitors' fees and clients' costs, reasonably incurred in the defense of any claim (other than for the infringement of intellectual property rights specified in Section 10.3 above), arising out of Licensee's unlicensed Use of the Software System, Documentation, Third Party Database, and other SAP Proprietary Information, licensed under this Agreement; provided that, SAP promptly notifies Licensee in writing of such claim and that Licensee is permitted to control fully the defense and any settlement of the claim.

10.5 SAP's Right to Commence Infringement Actions. SAP alone shall be responsible for taking such actions which it determines are reasonably necessary or desirable in its sole discretion in connection with any infringement or alleged infringement by a third party of any portion of the Software System. Licensee shall not undertake any action in response to any infringement or alleged infringement of the Software System and Documentation without the prior written consent of SAP, which consent shall not be unreasonably withheld. Licensee agrees to cooperate with and assist SAP in taking whatever action (including consenting to being named as a party to any suit or other proceeding) which SAP determines to be reasonably necessary or desirable. SAP agrees to reimburse Licensee for reasonable legal fees and other expenses incurred in connection with investigating or defending any such claim, suit, damage, or loss.

10.6 SAP's Duty to Indemnify Licensee. THE PROVISIONS OF THIS SECTION 10 STATE THE SOLE, EXCLUSIVE AND ENTIRE LIABILITY OF SAP, SAP AG AND THEIR
LICENSORS  TO  LICENSEE,   AND  LICENSEE'S  SOLE  REMEDY  WITH  RESPECT  TO  THE
INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS.

11.  ARBITRATION.

     Except for the right of either party to apply to a court of competent jurisdiction for an injunction or other equitable relief available under applicable law to preserve the status quo or prevent irreparable harm pending the selection and confirmation of a panel or arbitrators, and for the right of SAP to bring suit on an open account for any payments due SAP hereunder, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Singapore, in accordance with the Commercial Arbitration Rules of the ICC, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Arbitration shall be conducted in the English language by a panel of three (3) members, one member selected by SAP, one member selected by Licensee and the third member, who shall be chairman, selected by agreement between the other (2) members. The chairman shall be a solicitor, and the other arbitrators shall have a background or training in computer law, computer science, or marketing of computer industry products. The arbitrators shall have the authority to grant injunctive relief in a form substantially similar to that which would otherwise be granted by a court of law. The parties' obligations under this Section 11 shall survive termination or expiration of this Agreement.





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12.  ASSIGNMENT.
     Licensee may not, without SAP's prior written consent, assign, delegate, sublicense, pledge, or otherwise transfer this Agreement, or any of its rights or obligations under this Agreement, or the Software System, to any party. Any permitted assignment of this Agreement shall provide that the provisions of this Agreement shall continue in full force and effect and that Licensee shall guarantee the performance of its assignee and shall remain liable for all obligations hereunder. SAP may assign this Agreement to SAP AG.

13.  GENERAL PROVISIONS.
     13.1 Agreement Binding. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

13.2 Rights to Injunctive Relief. Both parties acknowledge that remedies at law may be inadequate to provide SAP, SAP AG or Licensee with full compensation in the event of Licensee's material breach of Sections 2, 6, or 13.7, or SAP's material breach of Section 6 with respect to Licensee Proprietary Information, and that the nonbreaching party shall therefore be entitled to seek injunctive relief in the event of any such material breach.

13.3 Entire Agreement. This Agreement and each Appendix hereto constitute the complete and exclusive statement of the agreement between SAP and Licensee, and all previous representations, discussions and writings are merged in, and superseded by, this Agreement. This Agreement may be modified only in writing signed by both parties. This Agreement and each Appendix hereto shall prevail over any additional, conflicting or inconsistent terms and conditions which may appear on any purchase order or other document furnished by Licensee to SAP.

13.4 Severability. It is the intent of the parties that in case any one or more of the provisions contained in this Agreement shall be held to be invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision had never been contained herein.

13.5 No Waiver. If either party should waive any breach of any provision of this Agreement, it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision hereof.

13.6 Counterparts. This Agreement may be signed in two counterparts, each of which shall be deemed an original and which shall together constitute one Agreement.

13.7 Export Control Notice. Regardless of any disclosure made by Licensee to SAP of an ultimate destination of the Software System or any part thereof, Licensee will not re-export or transfer, whether directly or indirectly, the Software System or any system incorporating the Software System or any part of the Software System to anyone outside the Territory or to anyone in such manner that constitutes an exportation under applicable laws or regulations without first obtaining all requisite approvals, licenses and permissions from applicable governmental authorities or agencies and meeting any other applicable governmental requirements. Licensee shall be responsible for complying with all applicable governmental regulations in the Territory or any foreign countries with respect to the use of the Software System by Licensee outside of the Territory, including, but not limited to import and export restrictions, obtaining any necessary consents and licenses and registering or filing any documents. Licensee shall be solely responsible for all costs associated with such compliance. Licensee shall defend, indemnify and hold SAP & SAP AG harmless from and against any and all claims, judgments, costs, awards, expenses (including reasonable attorneys' fees) and liability of any kind arising out of the non-compliance with applicable governmental regulations, statute, decree or other obligation with respect to the use of







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the Software  System  outside the Territory by Licensee.  The provisions of this
Subsection 13.7 shall survive the termination or expiration of this Agreement.

13.8 Confidential Terms and Conditions. Licensee shall not disclose the terms and conditions of this Agreement and the pricing contained therein to any third-party. Neither party shall use the name of the other in publicity, advertising, or similar activity without the prior written consent of the other, except that Licensee hereby consents to SAP's inclusion of Licensee's name in customer listings which may be published as part of SAP's marketing efforts.

13.9 Governing Law. This Agreement shall be governed by and construed under Thai law without reference to its conflicts of law principles. Licensee consents to the jurisdiction of any court sitting in the Territory for all claims, suits, or actions arising under this Agreement (including claims for payments due hereunder) or in connection with Licensee's use or possession of the Software System and SAP or SAP AG Proprietary Information and for enforcement of any award by an arbitrator(s) under Section 11 above. Nothing contained herein shall in any way limit the right of SAP or SAP AG to commence any proceeding arising out of this Agreement in any other jurisdiction they may consider appropriate. The provisions of this Subsection 13.9 shall survive the termination or expiration of this Agreement.

13.10 Notices. All notices or reports which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed duly given when delivered to the respective executive offices of SAP and Licensee at the addresses first set forth above.

13.11 Force Majeure. Any delay or nonperformance of any provision of this Agreement (other than for the payment of amounts due hereunder) caused by conditions beyond the reasonable control of the performing party shall not constitute a breach of this Agreement, and the time for performance of such provision, if any, shall be deemed to be extended for a period equal to the duration of the conditions preventing performance.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have duly executed this Agreement to become effective as of the date first above written.

Accepted by:                                    Accepted by:
SAP                                             King Power Duty Free Co. Ltd.
Systems, Applications and Products              Licensee
in Data Processing (Thailand) Ltd
(SAP)


/s/    Leslie Hayman                        /s/    Khun Vichai raksriaksorn
----------------------------------         ----------------------------------
Name:  Leslie Hayman                        Name:  Khun Vichai raksriaksorn
       ---------------------------                 --------------------------
Title: President/CEO                        Title: Group Chairman & CEO
       ---------------------------                 --------------------------
       South Asia Pacific
Date:                                       Date:  September 29, 1998
       ---------------------------                 --------------------------

/s/    John H. Dubois                       /s/    Khun Viratana Suntranond
----------------------------------          ---------------------------------
Name:  John H. Dubois                       Name:  Khun Viratana Suntranond
Title: Executive vice President             Title: Group Chief Financial Officer
       South West Asia

Date:                                       Date:  September 16, 1998
        --------------------------                 --------------------------




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                                   Appendix 1
                                       to
                                  SAP THAILAND
               R/3 SOFTWARE INDIVIDUAL END-USER LICENSE AGREEMENT
                                      with
               King Power International Group (Thailand) Co. Ltd.
                         Effective 16th September, 1998

                                  ("AGREEMENT")

This Appendix 1 is hereby annexed to and made a part of the Agreement specified above. In each instance in which provisions of this Appendix 1 contradict or are inconsistent with the provisions of the Agreement, the provisions of this Appendix 1 shall prevail and govern, and the contradicted or inconsistent provisions of the Agreement shall be deemed amended accordingly.

Designated Unit(s) to be identified by Licensee to SAP in writing.

                     Type/Model No.: To be advised by Licensee
                     Serial No.:

   Designated Site:      King Power Duty Free Co. Ltd.
                         26th -27th Floor, 989 Siam Tower
                         Rama 1 Road, Pathumwan, Bangkok 10330, Thailand

1. Software licensed to Licensee pursuant to the above-referenced Agreement consists of the following SAP functional modules which are to be installed on the above referenced Designated Unit(s) at the specified Designated Site. For the price set forth herein, Licensee is authorized to have -42 Operational Users, NIL Information Users, 50 Basis/Workflow Users, NIL Enterprise Office/HR Users and 1 Development Workbench Users to access the Software, as per the terms of the Agreement, at such Designated Site on such Designated Unit(s). Software functional blocks licensed, the total number of Operational, Information and Development Workbench Users, total quantities of ABAP/4 Workbenches and Optional Packages licensed, and the total List Price license Fees are as follows:

     GENERAL FUNCTION BLOCKS LICENSED              Oper.Users      D/W Users
                                                   Licensed        Licensed


FI       Financial Accounting/Asset Accounting      x
TR-CM    Cash Management                            x
IM       Investment Management                      x
CO       Controlling                                x
EC       Enterprise Controlling                     x
PS       Project System
MM       Materials Management                       x
PM       Plant Maintenance
SD       Sales and Distribution                     x
PP       Production Planning
DW       ABAP/4 Development Workbench                                   1



USERS, BASIS/WORKFLOW and DATABASE                                       Number of Users Licensed:
BC       Basis/Workflow System with INFORMIX Database                                     Users
BC       Basis/Workflow System with ORACLE 7 Runtime Database                 50          Users
BC       Basis/Workflow System with DB2/6000 Database                                     Users
BC       Basis/Workflow System with Database Interface for SOL Server                     Users
BC       Basis/Workflow System with Database Interface for AS/400                         Users







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HUMAN RESOURCE MANAGEMENT                               Master Records Licensed:
                                                        ------------------------
  PA      Personnel Administration and Payroll
  PD      Personnel Planning and Development

  OPTIONAL PACKAGES                                      Quantity(ies) Licensed:
                                                         -----------------------
  TR-TM    Treasury Management                                  Users
  BC/DW    R/3 Data Model in ADW Format                          Designated Site
  PP-EH&S  Environmental, Health & Safety                        Designated Unit
  PP-PI    Process Industry                                      Designated Unit

2. Third-party software, applicable country versions, Industry Solutions Software, and any other provided software licensed by Licensee from SAP hereunder, which is not specified above, are as follows: Thai Version.

3. The total Net Price License Fee to Licensee for the Software specified in items 1. and 2. above for the total number of Users is DEM 280,000, provided the following Use restrictions are observed by Licensee and its Affiliates for the licensed Software, and additional Software is not subsequently licensed by Licensee. In the event such Use restrictions are not adhered to by Licensee and/or its Affiliates, or additional Software is licensed by Licensee, Licensee agrees, within a reasonable period of time, to provide written notice to SAP, and SAP reserves the right to modify its pricing accordingly. The Use restrictions are:

     A. Not more than the total number of Users specified in Item 1, above, access and/or Use the Software as specified in the Agreement;

     B. Not more than the total number of Personnel Master Records as related to PA and PD functional blocks as specified in item 1 above, are created by the applicable Users;

     C.   Not  more  than  the  quantities  of  Optional   Packages  and  ABAP/4
          Workbenches as specified in Item 1. above, are licensed from SAP.

4. The above specified Net License Fee shall be invoiced in September, 1998, and is due and payable as follows:

     DEM 140,000 to be due and payable 30 days after date of Delivery; DEM 140,000 to be due and payable 120 days after date of Delivery.

     SAP will accept payment of the License Fee in THB. The exchange rate for the License Fee shall be 23.20 THB: 1 DEM ("the Fixed Rate"), PROVIDED that one day before the due date the exchange rate quoted by Bank of Thailand shall not increase or decrease by 1 THB above or below the Fixed Rate. In the event the exchange rate quoted by Bank of Thailand one day before the due date increases or decreases by more than 1 THB above or below the Fixed Rate, the exchange rate for the License Fee shall be such actual exchange rate.

5. Delivery by SAP of the Software is estimated to take place in September, 1998.

6. Maintenance Service for the Software licensed hereunder, for the above-specified number of Users, shall commence on November 1st, 1999, and shall be priced at 15% (or the then current factor) of DEM 280,000. This Maintenance Fee shall be payable quarterly in advance by Licensee to SAP within 30 days of invoice date. Until such commencement date, Maintenance Service shall be provided free of charge for 1 year, that is, covering period November 1st 1998 through October 31st, 1999.






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     With the release of Version 3.0B and above of the  Software,  Licensee must
     make  all  required  remote  support  and  update  connections,   including
     establishing a X.25 link between each of its Designated Unit and SAP at its own expense before Licensee is entitled to Version 3.0B and above.

7.   All payments due in this Agreement shall be payable in DEM.

8. SAP shall provide Licensee without charge, the following training services for 3 persons only:


         Type of Course                              Number of days
         --------------                              --------------
         SAP50 Basis Technology                           2
         SAP20 SAP R/3 Overview                           1
         L0020 Procurement Processes                      5
         L0510 Inventory Management                       3
         L0530 Warehouse Management                       5
         AC226 Accounts Payable                           2
         AC240 Consolidation Functions                    5

     Provided Licensee utilizes such service no later than September 30th, 2000. All unutilized services remaining after such date shall be forfeited.

9. Delivery of (1) set of CD-ROM Documentation, in the English language, to the above-specified Designated Site shall be initiated upon execution of this Appendix by the parties hereto. Additional Documentation for the above-specified Designated Site may be ordered by Licensee at SAP's then current prices in effect.

10. Software licensed hereunder currently requires a Third-Party Database, which has been licensed hereunder as a runtime version. Such runtime version shall be limited to use by Licensee for the purpose of running the Software licensed hereunder, and utilizing SAP tools to modify and/or extend the Software as well as writing in-house developments. Such rights apply to Productive Use and NonProductive Use of the Software.

     In the event Licensee uses the licensed database other than as specified above, a Full License, including programming tools provided through such third-party supplier can be licensed directly from a third party database supplier.

11. In the event Licensee is utilizing EDI functionality, Licensee is responsible to license or purchase a required third-party EDI translator/interpreter. Such EDI translator/interpreter shall be licensed or provided directly from a third-party vendor to Licensee.

12. In the event Licensee elects SAP's EarlyWatch System Service, Licensee shall be separately invoiced at SAP's then current EarlyWatch System Service fees in effect. Accordingly, a separate order form for EarlyWatch System Service will be provided to Licensee, and Licensee would be required to sign, upon request of such service. Additionally, all costs associated with telecommunication access, line charges, and remote access costs shall be borne by Licensee for the SAP EarlyWatch System. It shall be Licensee's responsibility to provide adequate security measures for its systems and any data contained therein. SAP agrees to treat any tangible data remotely accessed, which is designated as confidential, proprietary, or trade secret information of Licensee, pursuant to the terms of the Agreement.

13. In the event Optional Packages are licensed by Licensee hereunder, all such Optional Package Software (excluding TR-TM Treasury Management) must be licensed at a minimum quantity





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     of one (1) per Designated  Site.  Such  quantities of Optional  Packages as well as ABAP/4 Workbenches are as specified in Item 1. above.

14. Each Productive Use copy and Non-Productive Use copy of the Software licensed hereunder requires a license keycode. For each installation of the Software, five (5) keycodes shall be provided; quantity one (1) for Productive Use of the Software; and quantity four (4) for NonProductive Use of the Software. The license keycodes will be issued by SAP AG within four
     (4) weeks from the date of installation of the Software on each Designated Unit. The required form to receive the license keycodes from SAP AG must be executed by Licensee and faxed to SAP AG within the four (4) week period following installation of the Software. The applicable form and fax number will be included in each installation kit provided to Licensee upon delivery of the Software. Licensees that subsequently change Designated Units for Use of the licensed Software must be re-issued license keycodes for each respective copy of the licensed Software. Failure of Licensee to obtain necessary license keycodes for the licensed Software within four (4) weeks of installation of such Software, will cause the Software to have limited User access until such time as the license keycodes are issued.

15. The Software, including all third-party software, is not specifically developed or licensed hereunder for Use in any direct and active operations of any equipment in any nuclear, aviation, mass transit, or medical applications, or in any other inherently dangerous applications. The parties hereto agree that Use of the Software and third-party software for financial application purposes or such other administrative purposes shall not be deemed inherently dangerous applications if such Use does not affect the operations or maintenance of such equipment. SAP, SAP AG, and their licensors shall not be liable for any claims or damages arising from inherently dangerous Use of the Software and/or third-party software licensed hereunder.

16. In the event PP-PI Process Industry functionality is licensed by Licensee, the parties acknowledge and agree the functions performed by PP-PI Software are dependent on accurate and complete input elements and instructions, and on the continued monitoring of the subject process. Licensee acknowledges that it is Licensee's sole obligation to ensure the accuracy and completeness of all data processes by the PP-PI Software. PP-PI functionality, is not licensed hereunder for Use in the operation of nuclear or other power generation, aviation or mass transit applications. SAP, SAP AG, its affiliated group companies, and its and their licensors shall not be liable for any claims or damages arising from inherently dangerous or negligent Use of the PP-PI Software and/or third-party software licensed hereunder.

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

version 98/05/01                                             Thailand/Individual


17. In the event that Licensee fails to pay any sum due under this Agreement on its due date, Licensee shall be liable to pay interest on the outstanding sum calculated at 3% above the Lending Rate by the Head Office of Bangkok Bank, Thailand, applicable from the due date until the date of payment.






 Accepted by:                                 Accepted by:
 SAP                                          King Power Duty Free Co. Ltd.
 Systems, Applications and Products             Licensee
 in Data Processing (Thailand) Ltd
 (SAP)



/s/    Leslie Hayman                      /s/    Khun Vichai raksriaksorn
-----------------------------------       -----------------------------------
Name:  Leslie Hayman                      Name:  Khun Vichai raksriaksorn
-----------------------------------       -----------------------------------
Title: President/CEO                      Title: Group Chairman & CEO
       South Asia Pacific
Date:                                     Date:  September 29, 1998

/s/    John H. Dubois                     /s/    Khun Viratana Suntranond
-----------------------------------       -----------------------------------
Name:  John H. Dubois                     Name:  Khun Viratana Suntranond
-----------------------------------       -----------------------------------
Title: Executive Vice President           Title: Group Chief Financial Officer
-----------------------------------       ------------------------------------
       South West Asia
Date:                                     Date:  September 16, 1998
       ----------------------------              -----------------------------






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